EX-99.CERT 11(a)(1)

                              Cortland Trust, Inc.
                      Code of Ethics for Executive Officers

         What is the purpose of this Code of Ethics? Cortland Trust, Inc. ("Cortland") is committed to the highest standards of ethical business conduct. This Code of Ethics for Executive Officers (the "Code") is intended to establish standards that Cortland deems necessary to deter wrongdoing and to promote a) compliance with applicable governmental laws, rules and regulations, b) honest and ethical conduct, and c) complete, fair, accurate, timely and understandable disclosure in reports and documents that Cortland files with, or submits to, the Securities and Exchange Commission ("SEC") and other public communications made by Cortland. This Code is also intended to comply with the rules promulgated by the SEC as directed by the Sarbanes-Oxley Act of 2002.

         To Whom Does this Code apply? This Code applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by Cortland, its manager/investment adviser, distributor, or any other third party. These individuals are referred to in this Code as Senior Executives.

         Compliance with applicable laws, rules and regulations. Senior Executives should be generally familiar with various federal, state and local laws, rules and regulations concerning investment companies. Senior Executives shall obey all applicable laws, rules and regulations. When necessary, Senior Executives should consult with the Funds' Counsel or Compliance Officer for guidance or advice on compliance issues.

         Conflicts of interest. Senior Executives must avoid conflicts of interests and material transactions or relationships involving potential conflicts of interests unless the transaction or relationship has been approved in advance by the Cortland Audit Committee. Senior Executives must promptly disclose to the Funds' Compliance Officer any material transaction or relationship that they reasonably believe could result in a conflict of interest. The Funds' Compliance Officer will coordinate with the Audit Committee in the administration of this Code. For purposes of this Code, "conflicts of interest" is broadly defined as occurring when an individual's private interest interferes in any way - or even appears to interfere - with the interests of Cortland or any of its Funds.

         Senior Executives owe a duty to Cortland to advance Cortland's legitimate interests when the opportunity to do so arises. Senior Executives are also prohibited from using corporate property, information, or their position for personal gain or for the benefit of their friends and family. As a general rule, Senior Executives may not avail opportunities for themselves that are discovered through the use of corporate property, information or their position unless such opportunities are presented first to Cortland. Accordingly, Senior Executives may pursue opportunities discovered through the use of corporate property, information or their position only in the event that Cortland is aware of and has declined to avail itself of such opportunities.

         Duty of care. Senior Executives shall protect Cortland's assets and ensure their efficient use for legitimate business purposes only. Senior Executives must maintain the confidentiality of information entrusted to them by Cortland, its Board of Directors or its shareholders, except when disclosure is authorized, legally mandated or reasonably required to advance Cortland's legitimate business interests. Confidential information includes all non-public information that might be of use to competitors or harmful to Cortland or its shareholders, if disclosed. Senior Executives must endeavor to deal fairly with
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Cortland's employees, clients, vendors and competitors. They must also avoid taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Senior Executives are expected to share knowledge with their colleagues and maintain the skills necessary to perform their jobs.

         Financial Reporting and Disclosure

         Senior Executives shall endeavor to ensure that the information disclosed in reports and documents that Cortland files with, or submits to, the SEC and other public communications made by Cortland are complete, fair, accurate, timely and understandable. Furthermore, Senior Executives are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead an auditor for the purpose of making Cortland's financial statements materially misleading.

         Accountability for Adherence to the Code

         The Board of Directors shall designate a Compliance Officer who shall meet the applicable qualification criteria. The Compliance Officer will be responsible for investigating and reporting to the Board of Directors on all reports of Code violations. The Compliance Officer is responsible for updating this Code and may periodically issue instructions and procedures relating to the Code. The Compliance Officer is obligated to immediately disclose all waivers and modifications of this Code.

         Senior Executives are personally accountable for ensuring that their conduct adheres to the letter and the spirit of this Code. Additionally, Senior Executives are expected to promote ethical conduct and compliance with the laws, rules and regulations that govern the activities of Cortland. Senior Executives have an affirmative obligation to promptly report any known or suspected violation of this Code to Cortland's designated Compliance Officer. Failure to comply with this Code may result in disciplinary action including, but not limited to, termination of employment and forfeiture of deferred compensation.

         The last page of this Code contains an affirmation that each Senior Executive must execute.

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                              Cortland Trust, Inc.
                 Code of Ethical Conduct for Executive Officers

                                   AFFIRMATION


         I hereby acknowledge that I have received a copy of the above-referenced Code of Ethics for Executive Officers (the "Code") and that I have read, understood and am in full compliance with both the letter and the spirit of the Code.





/s/ Steven W. Duff                              Principal Executive Officer
Signature                                       Title or Position

Steven W. Duff
Name (please print)


June 12, 2003
Date

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                              Cortland Trust, Inc.
                 Code of Ethical Conduct for Executive Officers

                                   AFFIRMATION


         I hereby acknowledge that I have received a copy of the above-referenced Code of Ethics for Executive Officers (the "Code") and that I have read, understood and am in full compliance with both the letter and the spirit of the Code.





/s/ Anthony Pace                                Treasurer
Signature                                       Title or Position

Anthony Pace
Name (please print)


November 19, 2004
Date